Exhibit 99

Retractable Technologies, Inc.’s Unit Sales Increased Dramatically in the Second Quarter of 2011 Over the Second Quarter of 2010

LITTLE ELM, Texas, August 15, 2011—Retractable Technologies, Inc. (NYSE AMEX: RVP), a leading maker of safety medical devices, reported an overall unit sales increase of 38.0% for the second quarter of 2011, compared to the second quarter of 2010.

Comparison of Three Months Ended June 30, 2011 and June 30, 2010

Domestic sales accounted for 73.5% and 97.3% of the revenues for the three months ended June 30, 2011 and 2010, respectively.  Domestic revenues decreased 19.1% principally due to lower volumes and somewhat lower average prices.  International revenues and unit sales increased significantly due to South American sales.  Sales in South America comprised more than 90% of international sales.  Domestic unit sales decreased 15.3%.  Domestic unit sales were 59.0% of total unit sales for the three months ended June 30, 2011.

Gross profit increased 11.0% primarily due to higher sales and improved margins.  The average cost of manufactured product sold per unit decreased by 25.2%.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 15.3% due to higher gross sales.

Operating expenses decreased 29.6% or $1.7 million.  The decrease in General and administrative expense was the most significant.  The decrease of $1.5 million in General and administrative expense was due mainly to lower litigation costs and decreased stock option expense.  Patent maintenance fees increased.  Sales and marketing expense decreased $165 thousand due principally to lower Group Purchasing Organization (“GPO”) fee expense.  There were no impairment charges in 2011.  Research and development costs were slightly lower.

Our operating loss was $988 thousand compared to an operating loss for the same period last year of $3.0 million.

Litigation settlements, net reflects cash proceeds of $2.0 million from Hospira less royalty expense of $100,000 for the three months ended June 30, 2011.

Our effective tax rate on the net income (loss) before income taxes was 2.0% and 10.9% (benefit) for the three months ended June 30, 2011 and June 30, 2010, respectively.  The benefit is due to a carryback of our net operating loss for 2009 pursuant to a revision in the tax law.

Comparison of Six Months Ended June 30, 2011 and June 30, 2010

Domestic sales accounted for 74.3% and 92.3% of the revenues for the six months ended June 30, 2011 and 2010, respectively.  Domestic revenues decreased 10.5% principally due to lower average sale prices and lower volume.  International revenues and unit sales increased significantly due to South American sales.  Sales in South America comprised more than 90% of international sales.  Overall, unit sales increased 35.0%.  Domestic unit sales decreased 3.5%.  Domestic unit sales were 61.9% of total unit sales for the six months ended June 30, 2011.

Gross profit increased 2.4% primarily due to higher sales volumes and lower unit cost of manufacturing.  The average cost of manufactured product sold per unit decreased by 13.0%.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 15.3% due to higher gross sales.

Operating expenses decreased 34.6% or $4.0 million.  The decrease in General and administrative expense was the most significant.  The decrease of $3.5 million in General and administrative expense was due mainly to lower litigation costs and lower stock option expense.  Patent maintenance fees increased.  Sales and marketing expense decreased $257 thousand due principally to lower stock option expense, lower compensation, and lower GPO fees.

There were no impairment charges in 2011.  Research and development costs declined due to lower sample and testing costs.

Our operating loss was $1.1 million compared to an operating loss for the same period last year of $5.2 million.

Litigation settlements, net reflects cash proceeds of $4.0 million from Hospira less royalty expense of $200,000 for the six months ended June 30, 2011.

Our effective tax rate on the net income (loss) before income taxes was 2.0% and 6.2% (benefit) for the six months ended June 30, 2011 and June 30, 2010, respectively.  The benefit is due to a carryback of our net operating loss for 2009 pursuant to a revision in the tax law.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on August 12, 2011 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes, automated retraction blood collection devices, and automated retraction IV catheters, that virtually eliminate healthcare worker exposure to accidental needlestick injuries.  These revolutionary devices use patented technology that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse.  Retractable also manufactures and markets Patient Safe® syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination.  Retractable’s products are distributed by various specialty and general line distributors.  For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will materialize.  Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010